Exhibit 5.1

Carey Olsen (Guernsey) LLP PO Box 98 Carey House Les Banques St Peter Port Guernsey GY1 4BZ Channel Islands T +44(0)1481 727272 F +44(0)1481 711052 E guernsey@careyolsen.com

Our ref CA/RDLH/1080570/0002/G14593057

Genius Sports Limited PO Box 656 East Wing Trafalgar Court Les Banques St Peter Port Guernsey GY1 3PP (the “Recipient”)	20 December 2022

Dear Sirs

Genius Sports Limited (the “Company”)

1.	INTRODUCTION

1.1

We have acted as Guernsey counsel to the Company in respect of certain matters of Guernsey law in connection with the filing of an amendment to a registration statement dated 18 November 2022 (the “Original Registration Statement”) on Form F-4 with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

1.2	The Registration Statement describes:

1.2.1

an offer to holders of the Company’s outstanding warrants (the “warrants”) to exercise their warrants on certain terms and consent solicitation (the “Consent Solicitation”) from holders of the Company’s outstanding warrants to amend the warrant agreement, dated as of August 13, 2020, between Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and dMY Technology Group, Inc. II (“dMY”), which was assumed by the Company pursuant to that certain Warrant Assumption Agreement dated as of April 20, 2021, by and among the Company, dMY and the Warrant Agent (the “Warrant Agreement”), which governs all of the Company’s 7,668,381 outstanding warrants (the “warrants”), to amend the warrants so that any warrants not exercised by a holder thereof on or prior to the Expiration Date (being January 19, 2023, or such

PARTNERS: A Alexander C Anderson A Boyce T Carey R Clark T Corfield D Crosland M Dunster E Gray

D Jones N Kapp T Lane K Le Cras D Le Marquand B Morgan J Morgan CONSULTANTS: N Carey M Eades K Friedlaender J Greenfield G Hall

The Guernsey limited liability partnership known as Carey Olsen (Guernsey) LLP is a limited liability partnership incorporated in Guernsey on 1 March 2018 with its registered office at Carey House, Les Banques, St Peter Port GY1 4BZ and registration number 95.

later time and date to which the Company may extend (the “Expiration Date”)) shall be exercised automatically on the holder’s behalf on a cashless basis at an exercise price equal to 110% of the Reduced Exercise Price (as defined below), or 0.234 ordinary shares of $0.01 each (“Ordinary Shares”) per warrant, being 10% less than the number of Ordinary Shares per warrant to be received by holders that exercise cashlessly at the Reduced Exercise Price, on the first Trading Day following the Expiration Date (the “Warrant Amendment”).

1.2.2

the notice issued by the Company on the date hereof indicating that the Company has lowered the exercise price of the warrants (the “Reduced Exercise Price”) for the period on or prior to the Expiration Date from $11.50 to an exercise price that is 74% of the volume-weighted average price for the one-trading day period on the New York Stock Exchange which is the second trading day prior to the Expiration Date (if and only if such Reduced Exercise Price would be less than $11.50 per share); and

1.2.3

conditioned on the Warrant Amendment, which condition may be waived by the Company in its sole discretion, an amendment to the Warrant Agreement (the “Cashless Exercise Amendment”) with the Warrant Agent pursuant to the Warrant Agreement that provides all warrant holders the option, but not the obligation, to exercise their warrants on a cashless basis.

1.3

We are lawyers qualified to practise law in and to advise on the laws of Guernsey and we express no opinion as to any laws, rules or regulations other than the laws of Guernsey, in force as at the date of this opinion, or in relation to the content of the Registration Statement.

2.	INSPECTION

For the purposes of this opinion, we have examined originals, copies or certified translations, or have otherwise identified to our satisfaction such certificates and other documents, and have considered such questions of law, as we have deemed necessary or appropriate to enable us to render our opinion set out herein. The documents we have so examined include the following:

2.1	a copy of the certificate of incorporation of the Company as filed at the registry of companies in Guernsey (the “Registry”);

2.2	a copy of the Memorandum and Articles of Incorporation of the Company on file at the Registry on or about the date hereof (together the “Articles”);

2.3

copies of the resolutions of the board of directors of the Company passed on 20 April 2021 and 18 November 2022 by which the directors of the Company, inter alia, resolved (i) certain matters in respect of the warrants and (ii) to approve the Original Registration Statement and any amendments thereto (together, the “Director Resolutions”);

2.4

the public records of the Company on file and available for the purposes of public inspection at the Registry on or about the date hereof and a search of the computerised records of matters raised in the Royal Court of Guernsey (the “Royal Court” which definition shall include any court in Guernsey where the context so requires) available for inspection at the Greffe (the registry of the Royal Court in Guernsey) on or about the date hereof (together the “Public Records”);

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2.5	a copy of the register of directors of the Company dated on or about the date hereof; and

2.6	the Registration Statement,

(2.1 to 2.6, together the “Documents”).

3.	ASSUMPTIONS

3.1	For the purposes of giving this opinion, we have with your permission assumed (and relied upon these assumptions):

3.1.1

the conformity to the originals of all documents supplied to us as drafts, certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of such documents, and the authenticity and completeness of all documents supplied to us as originals;

3.1.2

the genuineness of all signatures and seals on the documents and instruments submitted to us for the purposes of this opinion and where we have been provided with only signature pages of documents, that the original signed versions of such documents will not differ from the last version of the full documents provided to us;

3.1.3

that there are no provisions of the laws of any jurisdiction outside Guernsey which would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside Guernsey may be relevant, such laws have been or will be complied with (including without limitation, the obtaining of all necessary consents, licences, registrations, approvals and filings);

3.1.4

that the information and documents disclosed by our searches of the Public Records in Guernsey referred to in paragraph 2.4 above are accurate as at the date hereof and there is no information or document which had been delivered for registration, or which is required by the laws of Guernsey to be delivered for registration, which was not included in the Public Records;

3.1.5	that all factual representations, warranties and statements made or agreed to by the parties to the Registration Statement are true and accurate as of the date hereof;

3.1.6

that the Company is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a result of it entering into the transactions contemplated in the Registration Statement;

3.1.7	that there has not been, nor does there continue to be a reason for the Company to be struck off the register of companies at the Registry;

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3.1.8

that all consents, exemptions, licences, registrations, approvals or authorisations of any person required in relation to the transactions contemplated or entered into under or pursuant to the Registration Statement, the execution and delivery of the documents referred to therein and the performance and observance of the terms thereof by the parties thereto (other than such consents, exemptions, licences, registrations, approvals or authorisations required of the Company under the laws and regulations of Guernsey) have been obtained and are in full force and effect at the date of this opinion; and

3.1.9	that there are no documents or information which we have not been provided with which could affect the accuracy of this opinion.

3.2	We have not independently verified the above assumptions.

4.	OPINION

On the basis of and subject to the foregoing and the observations and qualifications that follow and to matters not disclosed to us, we are of the opinion that the Shares when issued will be validly issued, fully paid and non-assessable.

5.	QUALIFICATIONS

The observations and qualifications referred to above are as follows:

5.1

the term “non-assessable” has no equivalent legal term under Guernsey law and for the purpose of this opinion, “non-assessable” means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Share;

5.2

information available in public registries in Guernsey is limited and in particular there is no publicly available record of charges or other security interests over the shares or assets of Guernsey companies (other than in respect of real property situated in Guernsey and Guernsey registered ships);

5.3

we offer no opinion as to whether the issue and/or transfer of the Shares pursuant to the terms set out in the Registration Statement by the Company or the performance by the Company of its obligations in respect thereof will result in any breach of or otherwise infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles of Incorporation) entered into by or binding on the Company;

5.4	we express no opinion as to any other law other than the laws of the Island of Guernsey in force at and as interpreted at the date of this opinion;

5.5

we do not give any opinion on the commerciality of any transaction contemplated or entered into by the Company in respect of the issue and/or transfer of the Shares. If in resolving to enter into the transactions the directors of the Company were not acting with a view to the best interests of the Company, they would be acting in breach of their duties as directors under the laws of Guernsey;

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5.6	the search of the Public Records referred to in paragraph 2.4 above is not conclusively capable of revealing whether or not:

5.6.1	a winding up order has been made or a resolution passed for the winding up of the Company; or

5.6.2	an order has been made or a resolution passed appointing a liquidator in respect of the Company,

as notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the public record of the Company immediately;

5.7

there is no formal procedure for determining whether any proceedings have been commenced against the Company including as to whether proceedings have commenced to declare the property of the Company “en désastre”.

6.	GENERAL

6.1

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours faithfully

/s/ Carey Olsen (Guernsey) LLP

Carey Olsen (Guernsey) LLP

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